Exhibit 10.19

Deutsche Bank Trust Company Americas Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005	CIT Lending Services Corporation CIT Capital Securities, LLC 1 CIT Drive Livingston, New Jersey 07039

Merrill Lynch Capital Corporation Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, New York 10280	CIBC, Inc. CIBC World Markets Corp. 300 Madison Avenue New York, New York 10017

July 1, 2005

PaeTec Corp.

PaeTec Communications, Inc.

PaeTec Communications of Virginia, Inc.

PaeTec Capital Corp.

PaeTec Software Corp.

PaeTec Integrated Solutions, Inc.

    One PaeTec Plaza

    600 Willowbrook Office Park

    Fairport, NY 14450

    Attention: Keith Wilson

re Senior Secured Financing – Commitment Letter

Ladies and Gentlemen:

You have informed Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, “DB”), CIT Lending Services Corporation (“CITLS”), CIT Capital Securities, LLC (“CITCS”), Merrill Lynch Capital Corporation (“MLCC”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), CIBC, Inc. (“CIBC”) and CIBC World Markets Corp. (“CIBCWM” and, together with DBTCA, DBSI, CITLS, CITCS, MLCC, MLPFS and CIBC, each an “Agent” and, collectively, the “Agents”) that:

(i) PaeTec Corp., a Delaware corporation (“Parent”), intends to consummate an initial public offering generating net cash proceeds to Parent of at least $75.0 million (the “IPO”);

(ii) Parent and PaeTec Communications, Inc., a wholly-owned subsidiary of Parent (the “Borrower”), as applicable, intend to (x) refinance existing indebtedness under the Third Amended and Restated Loan and Security Agreement, dated as of March 31, 2004, among the Borrower, PaeTec Communications of Virginia, Inc., PaeTec Capital Corp., PaeTec Software Corp., PaeTec Integrated Solutions Group, Inc., the

lenders from time to time party thereto, General Electric Capital Corporation, as administrative agent, CITLS, as collateral agent, and DBTCA and General Electric Capital Corporation, as co-syndication agents (as amended through the date hereof, the “Existing Credit Agreement”) and (y) terminate the Second Amended and Restated Guaranty, dated as of March 31, 2004, made by Parent in favor of the lenders party to the Existing Credit Agreement (collectively the “Refinancing”);

(iii) Parent intends to pay a cash dividend to the holders of outstanding shares of its Series A Preferred Stock in an aggregate amount equal to not less than approximately $40.0 million and not more than approximately $135.0 million and cause all outstanding shares of its Series A Preferred Stock to be converted into shares of common stock of Parent, all as more particularly described in Parent’s form S-1 Registration Statement filed with the Securities and Exchange Commission under registration number 333-124258, as amended on June 7, 2005 (collectively, the “Preferred Stock Dividend”);

(iv) Parent intends to pay (or cause to be paid) fees and consideration to Kline Hawkes and Co., Pacific Capital Group and members of Parent’s management pursuant to certain existing contractual arrangements in an aggregate amount not to exceed $9.0 million (the “IPO Related Payments” and, together with the Preferred Stock Dividend and the Refinancing, the “Recapitalization”); and

(v) the Borrower shall obtain a senior secured credit facility (the “Senior Secured Financing”) in the aggregate amount of $200.0 million (as such amount may be increased after the date on which the Transaction (as defined below) is consummated (the “Closing Date”) in the circumstances contemplated by the section of the Term Sheet referred to below entitled “Uncommitted Incremental Term Loan Facilities”).

The funds required to finance the Recapitalization, to pay the fees and expenses incurred in connection with the Transaction, and to provide for the working capital needs and general corporate requirements of the Borrower and the other subsidiaries of Parent after giving effect to the Transaction shall be provided solely through (x) the IPO and (y) the Senior Secured Financing. The transactions referred to in clauses (i) through (v) of the second preceding sentence are herein called the “Transaction”.

The Senior Secured Financing shall consist of (i) a $160.0 million “B” term loan facility (the “Term Loan Facility”), (ii) a $40.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Committed Credit Facilities”) and (iii) uncommitted Incremental Term Loan Facilities (as defined in the Term Sheet) which may be drawn in the amounts, and on the terms, specified in the section of the Term Sheet entitled “Uncommitted Incremental Term Loan Facilities”, it being understood that no portion of the Revolving Credit Facility may be utilized to make payments owing to effect the Recapitalization or to pay any fees and expenses incurred in connection with the Transaction. A summary of certain of the terms and conditions of the Senior Secured Financing is set forth in Exhibit A attached hereto (the “Term Sheet”), which Term Sheet is incorporated herein and made a part hereof.

Each of DBTCA, CITLS, MLCC and CIBC is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet, it hereby severally commits to provide 25% of each Committed Credit Facility. It is agreed that (i) DBTCA will act as sole Administrative Agent (in such capacity, the “Administrative Agent”) for a syndicate of lenders who will participate in the Senior Secured Financing (together with DBTCA, CITLS, MLCC and CIBC, the “Lenders”), (ii) CITCS will act as sole Syndication Agent for the Committed Credit Facilities (in such capacity, the “Syndication Agent”), (iii) MLPFS and CIBCWM will act as Co-Documentation Agents for the Committed Credit Facilities (in such capacity, collectively, the “Co-Documentation Agents”), (iv) DBSI and CITCS will act as Joint Lead Arrangers (in such capacity, collectively, the “Joint Lead Arrangers”) for the Senior Secured Financing and (v) DBSI, CITCS, MLPFS and CIBCWM will act as Joint Book Running Managers for the Senior Secured Financing (in such capacity, collectively, the “Joint Book Runners”). Notwithstanding anything to the contrary contained above in this paragraph, in connection with the syndication of the Committed Credit Facilities, the Joint Lead Arrangers shall have the right (in consultation with you) to award one or more other roles or titles to one or more other Lenders or affiliates thereof, in each case as determined by the Joint Lead Arrangers in their sole discretion. You agree that, except as contemplated by the immediately preceding two sentences, no other agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Committed Credit Facilities unless you and we shall so agree.

Each Agent reserves the right, prior to or after execution of the definitive credit documentation for the Senior Secured Financing, to syndicate all or part of its commitment with respect to the Committed Credit Facilities to one or more other Lenders that will become party to such definitive credit documentation pursuant to a syndication to be managed by the Joint Lead Arrangers. You agree that, upon delivery to the Agents by another Lender (which is a reputable fund or financial institution) of a commitment letter for all or a portion of the Senior Secured Financing containing terms no less favorable in any material respect to Parent and its subsidiaries than the terms hereof, each Agent shall be fully relieved of its obligations hereunder, to the extent of its pro rata share of the commitments set forth in such commitment letter. All aspects of the syndication of the Senior Secured Financing, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Joint Lead Arrangers in consultation with you and the Joint Book Runners. You agree to actively assist the Joint Lead Arrangers (in a commercially reasonable manner) in such syndication, including by using your commercially reasonable efforts to ensure that the Joint Lead Arrangers’ syndication efforts benefit materially from your existing lending relationships and to provide the Joint Lead Arrangers and the Lenders, promptly upon request, with all information reasonably deemed necessary by the Joint Lead Arrangers to complete successfully the syndication, including, but not limited to, (a) an information package for delivery to potential syndicate members and participants and (b) projections and all information prepared by you or your affiliates or advisors relating to the transactions described herein. You also agree to make available your senior officers and representatives, in each case from time to time and to attend and make presentations regarding the business and prospects of Parent, the Borrower and their respective subsidiaries at a meeting or meetings of Lenders or prospective Lenders and with rating agencies at such times and places as the Joint Lead Arrangers may reasonably request. The provisions of the preceding two sentences shall remain in full force and effect until the completion of the successful syndication of the Committed Credit Facilities (as determined by the Joint Book Runners).

You represent, warrant and covenant that (i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby and (ii) no other information given at information meetings for or during other communications with potential syndicate members and supplied or approved by you or on your behalf (such written information and other information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of Parent, the Borrower and their respective subsidiaries (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof. You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Senior Secured Financing, as appropriate, so that the representations and warranties in the preceding sentence remain correct. You understand that, in syndicating the Committed Credit Facilities, the Joint Lead Arrangers will use and rely on the Information and the Projections without independent verification thereof.

Each Agent’s commitments and agreements hereunder are subject to (a) there not occurring or becoming known to any Agent any condition or circumstance which such Agent shall determine has had, or could reasonably be expected to have, a material adverse effect on (x) the Transaction, (y) the property, assets, nature of assets, business, operations, liabilities, condition (financial or otherwise) or prospects of Parent, the Borrower or any of their respective subsidiaries since December 31, 2004, or (z) the rights or remedies of the Agents or the Lenders or the ability of Parent, the Borrower and any of their respective subsidiaries to perform their obligations to the Agents or the Lenders under the Senior Secured Financing (each, a “Material Adverse Effect”), (b) no Agent becoming aware (whether as a result of its due diligence analyses and review or otherwise) after the date hereof of any information not previously known to such Agent which such Agent reasonably believes is materially negative information with respect to the Transaction or the business, property, assets, nature of assets, operations, liabilities, condition (financial or otherwise) or prospects of Parent, the Borrower or any of their respective subsidiaries, or which is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Agent prior to the date hereof, (c) the Joint Lead Arrangers having reasonably sufficient time to market and syndicate, and your having cooperated in the manner required hereby in the syndication of, the Committed Credit Facilities, (d) each Agent’s reasonable satisfaction that prior to and during the syndication of the Committed Credit Facilities there shall be no offering, placement or arrangement of any debt securities or bank financing (including refinancings and renewals of debt) by or on behalf of Parent, the Borrower or any of their respective subsidiaries, (e) the Agents’ completion of their confirmatory legal due diligence with respect to Parent and its subsidiaries and the Agents’ reasonable satisfaction with the results thereof and (f) the other conditions set forth or referred to herein and in the Term Sheet.

To induce the Agents to issue this letter (together with the Term Sheet, this “Commitment Letter”) and to proceed with the documentation of the proposed Senior Secured

Financing, you hereby jointly and severally agree that all fees and expenses (including the reasonable fees and expenses of counsel and consultants) of each Agent and its affiliates arising in connection with this Commitment Letter, in connection with the Transaction and other transactions described herein (including in connection with our due diligence and syndication efforts) and in connection with the enforcement of this Commitment Letter, the Fee Letter or any other related agreements shall be for your account (and that you shall from time to time upon request from any Agent reimburse it and its affiliates for all such fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Senior Secured Financing is made available or definitive credit documents are executed. You further agree to indemnify and hold harmless each Agent (including in its various capacities hereunder), each other agent or co-agent (if any) designated by an Agent with respect to the Senior Secured Financing (each, a “Co-Agent”), each Lender (including in any event DBTCA, CITLS, MLCC and CIBC) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from the Transaction or this Commitment Letter and, upon demand, to pay and reimburse (on a joint and several basis) each Agent, each Co-Agent, each Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise) and in connection with the enforcement of this Commitment Letter, the Fee Letter or any other related agreements; provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of the respective indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). None of any Agent, any Co-Agent or any other indemnified person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person or entity (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (except, in the case of the indemnified person responsible for such damages, to the extent the same result from the gross negligence or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment)) or (z) any indirect, special, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

Each Agent reserves the right to employ the services of its affiliates (including, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You also agree that each Agent may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates. You further acknowledge that (i) each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, Parent, the Borrower (and their and your respective subsidiaries and affiliates), or any of the matters contemplated hereby, (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise and (iii) certain Agents and their affiliates may now or in the future own equity securities of Parent and/or its affiliates. Each Agent agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by Parent, the Borrower and their respective subsidiaries as confidential information in accordance with customary banking industry practices, including compliance with applicable securities law but subject in any event to disclosure requirements of applicable law and regulation and any applicable judicial, court or governmental order or decree.

You agree that this Commitment Letter is for your confidential use only and that, unless each Agent has otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter, the related fee letter of even date herewith among the parties hereto (the “General Fee Letter”) and the related agency fee letter of even date herewith among DB, CITCS, CITLS and you (the “Agency Fee Letter” and, together with the General Fee Letter, the “Fee Letters”) to us as provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Joint Lead Arrangers and the Joint Book Runners, (ii) you may file a copy of this Commitment Letter (but not the Fee Letters) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosures of the terms and conditions hereof and of the Fee Letters as, and to the extent, you are required by law, upon the advice of your counsel, to make; provided that except where prohibited by applicable law, prior to making any disclosure of the terms and conditions of either Fee Letter, you shall provide to the Joint Lead Arrangers at least one business day’s prior written notice of the intended disclosure. If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter (and any copies hereof) to the undersigned.

You hereby represent and acknowledge that neither any Agent, nor any employees or agents of, or other persons affiliated with, any Agent, have directly or indirectly made or provided any statement (oral or written) to you or to any of your employees or agents, or other persons affiliated with or related to you (or, so far as you are aware, to any other person), as to the potential tax consequences of the Transaction.

The provisions of the four immediately preceding paragraphs shall survive any termination of this Commitment Letter.

In order to comply with the USA Patriot Act, each Agent must obtain, verify and record information that sufficiently identifies each entity (or individual) that enters into a business relationship with such Agent. As a result, in addition to your corporate name and address, each Agent will obtain your corporate tax identification number and certain other information. Each Agent may also request relevant corporate resolutions and other identifying documents.

This Commitment Letter and the Fee Letters (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of each Agent (and any purported assignment without such consent shall be null and void). This Commitment Letter and the Fee Letters may not be amended or modified, or any provision hereof and thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letters may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letters by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter and the Fee Letters supersede all prior communications, written or oral, with respect to the matters herein or therein. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto (and indemnified persons) and may not be relied upon by any person or entity other than you. Neither this Commitment Letter nor the Fee Letters are intended to create a fiduciary relationship among the parties hereto or thereto.

Each of the parties hereto hereby waives any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter or the Fee Letters. You hereby submit to the non-exclusive jurisdiction of the federal and New York state courts located in the county of New York in connection with any dispute related to this Commitment Letter, the Fee Letters or any matters contemplated hereby or thereby.

Each Agent’s willingness, and commitments, with respect to the Committed Credit Facilities as set forth above will terminate on October 31, 2005, unless on or prior to such date the Transaction has been consummated and a definitive credit agreement evidencing the Senior Secured Financing, in form and substance satisfactory to each Agent, shall have been entered into and the initial borrowings shall have occurred thereunder.

* * *

If you are in agreement with the foregoing, please sign and return to each Agent the enclosed copy of this Commitment Letter, together with a copy of the enclosed General Fee Letter, and to DB the enclosed copy of the Agency Fee Letter, no later than 5:00 p.m., New York time, on July 5, 2005. Unless this Commitment Letter and the Fee Letters are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ David Mayhew
Name: David Mayhew Title: Managing Director

By:	/s/ Stephen Cayer
Name: Stephen Cayer Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Edward B. Dunn
Name: Edward B. Dunn Title: Managing Director

By:	/s/ David Pearson
Name: David Pearson Title: Managing Director

CIT LENDING SERVICES CORPORATION

By:	/s/ Joseph Junda
Name: Joseph Junda Title: Vice President

CIT CAPITAL SECURITIES, LLC

By:	/s/ Thomas E. Westdyk
Name: Thomas E. Westdyk Title: Vice President

8

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Cécile Baker
Name: Cécile Baker Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Cécile Baker
Name: Cécile Baker Title: Vice President

CIBC, INC.

By:	/s/ Jonathan Rabinowitz
Name: Jonathan Rabinowitz Title: Executive Director CIBC World Markets Corp. As Agent

CIBC WORLD MARKETS CORP.

By:	/s/ Jonathan Rabinowitz
Name: Jonathan Rabinowitz Title: Executive Director CIBC World Markets Corp. As Agent

9

Agreed to and Accepted this

1st day of July, 2005:

PAETEC CORP.

PAETEC COMMUNICATIONS, INC.

PAETEC COMMUNICATIONS OF VIRGINIA, INC.

PAETEC CAPITAL CORP.

PAETEC SOFTWARE CORP.

PAETEC INTEGRATED SOLUTIONS, INC.

By:	/s/ Keith M. Wilson
Name: Keith M. Wilson Title: CFO and EVP

10

EXHIBIT A

SUMMARY OF CERTAIN TERMS

OF CREDIT FACILITIES

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit A is attached (the “Commitment Letter”) are used herein as therein defined.

I.	Description of Credit Facilities

Borrower:	PaeTec Communications, Inc. (the “Borrower”).

Total Credit Facilities:	$200.0 million (as such amount may be increased by the amount of any Uncommitted Incremental Term Loan Facilities referred to below).

Credit Facilities:	1. Term loan facility in an aggregate principal amount of $160.0 million (the “Term Loan Facility”).

2. Revolving credit facility in an aggregate principal amount of $40.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Committed Credit Facilities”).

3. Uncommitted Incremental Term Loan Facilities in an aggregate amount of up to $50.0 million (together with the Committed Credit Facilities, the “Credit Facilities”).

A.	Term Loan Facility

Use of Proceeds:

The loans made pursuant to the Term Loan Facility (the “Initial Term Loans”) may only be incurred on the date on which the Transaction is consummated (the “Closing Date”) and the proceeds thereof shall be utilized solely (i) first, to finance, in part, the Recapitalization and to pay the fees and expenses incurred in connection with the Transaction and (ii) second, after application of all such proceeds for the purposes described in preceding clause (i), for the general corporate and working capital purposes of the Borrower and the other subsidiaries of Parent.

Maturity:	The final maturity date of the Term Loan Facility shall be 6 years from the Closing Date (the “Term Loan Maturity Date”).

Amortizations:

(i) During each of the first three years following the Closing Date, annual amortization (payable in 4 equal quarterly installments) of the Initial Term Loans shall be required in an amount equal to 5.0% of the initial aggregate principal amount of the Initial Term Loans.

EXHIBIT A

(ii) During each of the fourth and fifth years following the Closing Date, annual amortization (payable in 4 equal quarterly installments) of the Initial Term Loans shall be required in an amount equal to 7.5% of the initial aggregate principal amount of the Initial Term Loans.

(iii) The remaining aggregate principal amount of Initial Term Loans originally incurred shall be subject to amortization in the sixth year after the Closing Date, with the first amortization payment to be made 6 months prior to the Term Loan Maturity Date in an amount equal to 7.5% of the initial aggregate principal amount of the Initial Term Loans and the second amortization payment to be made on the Term Loan Maturity Date in an amount equal to the then remaining principal amount of the Initial Term Loans.

Availability:	Initial Term Loans may only be incurred on the Closing Date. No amount of Initial Term Loans once repaid may be reborrowed.

B.	Revolving Credit Facility

Use of Proceeds:

The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes, provided that no portion of the Revolving Credit Facility may be utilized to pay amounts owing to finance the Recapitalization or to pay any fees and expenses incurred in connection with the Transaction.

Maturity:	The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”).

Availability:

Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the Credit Facilities.

Letters of Credit:

Up to $20.0 million of the Revolving Credit Facility will be available for the issuance of stand-by and trade letters of credit (“Letters of Credit”) to support obligations of the subsidiaries of Parent satisfactory to the Agents and the Required Lenders (as defined below). Maturities for Letters of Credit will not exceed twelve months in the case of standby Letters of Credit or 180 days in the case of trade Letters of Credit, renewable annually thereafter in the case of standby Letters or Credit and, in any event, shall not extend beyond the tenth business day prior to the Revolving Loan Maturity Date.

Swingline Loans:

A portion of the Revolving Credit Facility in an amount to be mutually agreed shall be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans”) to be made by DBTCA on same-day notice. Any Swingline Loans will reduce availability under the

EXHIBIT A

Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

C.	Uncommitted Incremental Term Loan Facilities

The Borrower may from time to time after the later to occur of (x) the Closing Date and (y) the Successful Syndication of the Committed Credit Facilities (as defined in the Fee Letter) solicit the Agents and other existing or prospective Lenders reasonably acceptable to the Administrative Agent to provide incremental commitments consisting of one or more increases to the Term Loan Facility (such increase(s) to the Term Loan Facility, the “Incremental Term Loan Facilities”) in minimum amounts of at least $25.0 million, up to a maximum aggregate principal amount of $50.0 million, so long as (i) no default or event of default then exists under the Credit Facilities or would result therefrom, (ii) any loans incurred pursuant to any Incremental Term Loan Facility (the “Incremental Term Loans” and, together with the Initial Term Loans, the “Term Loans”, and, together with the Revolving Loans and Swingline Loans, the “Loans”) are incurred on the date of the effectiveness of the commitments thereunder, (iii) the proceeds of all Incremental Term Loans are used for general corporate and working capital purposes of the Borrower and the other subsidiaries of Parent (including to finance Permitted Acquisitions (to be defined)) and (iv) Parent and its subsidiaries are in pro forma compliance with each of the financial covenants under the Credit Facilities (determined after giving effect to the full utilization of the commitments provided under such Incremental Term Loan Facility). Each Incremental Term Loan Facility shall be subject to the same terms, conditions and covenants as are applicable to the Term Loan Facility (including, without limitation, tenor, interest rate, amortization and voluntary and mandatory prepayment provisions), except that the “effective margin” applicable to Incremental Term Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (amortized over the life of such Incremental Term Loans) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans), determined as of the initial funding date for such Incremental Term Loans, may not exceed the “effective margin” then applicable to the Initial Term Loans or any other Incremental Term Loans (determined on the same basis as provided in the preceding parenthetical), unless the “effective margin” of all then existing Term Loans is increased in the amount of such excess. Any upfront fees and arrangement fees for any Incremental Term Loan Facility will be negotiated with the Administrative Agent at the time of any request to provide commitments pursuant to such Incremental Term Loan Facility.

EXHIBIT A

Existing Lenders may, but shall not be obligated without their prior written consent to, provide a commitment and/or make any loans pursuant to any Incremental Term Loan Facility, and nothing contained in this Term Sheet or the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Term Loan Facility.

II.	Terms Applicable to All Credit Facilities

Agents:	As described in the Commitment Letter.

Lenders:	DBTCA, CITLS, MLCC, CIBC and/or a syndicate of lenders reasonably satisfactory to the Joint Lead Arrangers formed by the Joint Lead Arrangers in consultation with the Borrower (the “Lenders”).

Guaranties:

Parent and each direct and indirect subsidiary of Parent (other than the Borrower) (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty of all amounts owing under the Credit Facilities (the “Guaranties”). Such Guaranties shall be in form and substance satisfactory to the Agents and shall, to the extent requested by the Agents, also guarantee the obligations of subsidiaries of Parent under interest rate swaps/foreign currency swaps or similar agreements with a Lender or its affiliates (the “Secured Hedging Agreements”). All Guaranties shall be guarantees of payment and not of collection. Notwithstanding anything to the contrary contained above, no non-U.S. subsidiary of Parent which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”) shall be required to provide a Guaranty (or constitute a Guarantor) if the furnishing of such Guaranty gives rise to material adverse tax consequences to Parent.

Security:

All amounts owing under the Credit Facilities and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, provided that not more than 65% of the total outstanding voting stock of any CFC shall be required to be pledged if the pledging thereof would give rise to material adverse tax consequences to Parent, and (y) a first priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, cash, bank and securities deposit accounts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment, real estate and leasehold interests) owned by the Borrower and the Guarantors, subject (in each case) to exceptions satisfactory to the Agents.

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the

EXHIBIT A

immediately preceding paragraph (including any required collateral assignments of licenses or other contract rights) shall be in form and substance satisfactory to the Agents, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to the Agents in their reasonable discretion.

Optional Commitment Reductions:

The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be agreed.

Voluntary Prepayments:

Voluntary prepayments may be made at any time on three business days’ notice in the case of Loans bearing interest at LIBOR (as defined below), or one business day’s notice in the case of Loans bearing interest at the Base Rate (as defined below) (or same day notice, in the case of Swingline Loans), without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of Term Loans shall apply to reduce future scheduled amortization payments of Term Loans in direct order of maturity.

Mandatory Repayments:

Mandatory repayments of Term Loans shall be required from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by Parent and its subsidiaries (subject to certain ordinary course and reinvestment exceptions to be negotiated), (b) 100% of the net proceeds from issuances of debt (with appropriate exceptions to be mutually agreed upon) by Parent and its subsidiaries, (c) 50% (reducing to 0% based on demonstrating compliance with a Senior Leverage Ratio (to be defined) of 2.25:1.00 or lower and so long as no default or event of default under the Credit Facilities is in existence) of annual Excess Cash Flow (to be defined to the satisfaction of the Agents) of Parent and its subsidiaries and (d) 100% of the net proceeds from insurance recovery and condemnation events of Parent and its subsidiaries (subject to certain reinvestment rights to be negotiated).

All mandatory repayments of Term Loans made pursuant to clauses (a)-(d) above shall apply to reduce future scheduled amortization payments of the Term Loans in direct order of maturity. To the extent the amount of any mandatory repayment which would otherwise be required as provided pursuant to clause (a), (b) or (d) of the preceding paragraph exceeds the aggregate principal amount of Term Loans then outstanding, such excess shall apply to permanently reduce the commitments under the Revolving

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Credit Facility. In addition, (i) if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess and (ii) upon the occurrence of a change of control (to be defined), all commitments under the Credit Facilities shall terminate and all outstanding Loans shall become due and payable.

Interest Rates:

At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR for the respective interest period plus the Applicable Margin, provided, that (I) all Swingline Loans shall bear interest only based upon the Base Rate and (II) until the earlier to occur of (i) the 90th day following the Closing Date or (ii) the date upon which the Joint Lead Arrangers shall determine in their sole discretion that the primary syndication of the Committed Credit Facilities has been completed, LIBOR Loans shall be restricted to a single one month interest period at all times, with the first such interest period to begin not sooner than 3 business days (nor later than 5 business days) after the Closing Date and with any subsequent interest periods to begin on the last day of the prior one month interest period theretofore in effect.

“Applicable Margin” shall mean (i) in the case of Loans of any tranche (other than Incremental Term Loans) maintained as Base Rate Loans, 2.50% per annum, (ii) in the case of Loans of any tranche (other than Incremental Term Loans) maintained as LIBOR Loans, 3.50% per annum and (iii) in the case of Incremental Term Loans, such rate per annum as may be agreed to by and among the Borrower and the Lender(s) providing such Incremental Term Loans; provided that (x) if the “effective margin” (determined as provided in the section hereof entitled “Uncommitted Incremental Credit Facilities”) applicable to any Incremental Term Loans would exceed the “effective margin” applicable to loans under the Term Loan Facility and any other Incremental Term Loan Facility in the absence of this proviso, the Applicable Margin for the Term Loan Facility and any other such Incremental Term Loan Facility shall be automatically increased such that the “effective margin” applicable to loans under the Term Loan Facility or such other Incremental Term Loan Facility, as the case may be, is equal to the “effective margin” for such Incremental Term Loan Facility and (y) so long as no default or event of default exists under the Credit Facilities, the Applicable Margin for Revolving Loans and Swingline Loans shall be subject to step-downs to be determined based on the achievement of specified credit ratings from Moody’s and S&P to be agreed.

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“Base Rate” shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y)  1/2 of 1% in excess of the overnight federal funds rate.

“LIBOR” shall mean (a) with respect to each interest period for a LIBOR Loan, (i) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such interest period commencing on the first day of such interest period appearing on Page 3750 of the Telerate screen (or any successor page) as of 11:00 A.M., London time, on the applicable interest determination date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate above instead shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the LIBOR Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the LIBOR Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the interest period applicable to such LIBOR Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable interest determination date, in either case divided (and rounded upward to the nearest  1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under a given tranche of the Credit Facilities, 9 or 12 months, shall be available in the case of LIBOR Loans.

The Credit Facilities shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender (at par plus accrued interest and other amounts due to such Lender) that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the Credit Facilities which expressly require the consent of such Lender and which have been approved by the Required Lenders.

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Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (except for interest calculated by reference to the prime lending rate, which shall be based on a year of 365 or 366 days, as applicable).

Default Interest:

Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective tranche under the Credit Facilities from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Commitment Fee:

A commitment fee, at a per annum rate of 0.50%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, with outstanding Swingline Loans not being treated as utilization of the Revolving Credit Facility), will commence accruing on the Closing Date and will be payable quarterly in arrears.

Letter of Credit Fees:

A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of  1/4 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Agents and the Lenders shall receive such fees as have been separately agreed upon.

Assignments and Participations:

None of Parent, the Borrower or any subsidiary Guarantor may assign its rights or obligations under the Credit Facilities or its Guaranty, as applicable. Any Lender may assign, and may sell participations in, its rights and obligations under the Credit Facilities, subject (x) in the case of

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participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount of $1.0 million (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent and, except in the case of an assignment to any Lender or its affiliates and so long as no default or event of default exists under the Credit Facilities and the primary syndication of the Committed Credit Facilities has been successfully completed (as determined by the Joint Lead Arrangers), the consent of the Borrower (such consent of the Administrative Agent and the Borrower, in any such case, not to be unreasonably withheld or delayed)). The Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Waivers and Amendments:

Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees, (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of (x) the collateral or (y) the value of the Guaranties, (c) the consent of the Lenders holding a majority of the commitments under the Revolving Credit Facility shall be required to amend, modify or waive any condition precedent to the making of Revolving Loans and Swing Line Loans or the issuance of Letters of Credit and (d) the consent of the Lenders holding a majority of the then outstanding Term Loans shall be required to waive or defer a scheduled amortization of the Term Loans; provided that if any of the matters described in clause (a) or (b) is agreed to by the Required Lenders and so long as no default or event of default then exists under the Credit Facilities, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having their Loans and commitments assigned, at par (plus all accrued interest and other amounts due to such Lender), to one or more other institutions satisfactory to the Administrative Agent, subject to the assignment provisions or (y) with the consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower

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owed to such Lender relating to the Loans and participations held by such Lender.

Documentation; Governing Law:

The Lenders’ commitments for the Committed Credit Facilities will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by White & Case LLP as counsel to the Agents, and satisfactory to the Agents and the Lenders (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Agents determine should be governed by local law).

Conditions Precedent:

Those conditions precedent that are usual and customary for these types of facilities, and such additional conditions precedent as the Agents shall deem appropriate in the context of the proposed Transaction. Without limiting the foregoing, the following conditions shall apply:

A.	To the Initial Loans

(i)   The structure and all terms of, and the documentation for, each component of the Transaction shall be satisfactory in form and substance to each of the Agents and the Required Lenders, and such documentation shall be in full force and effect. All conditions precedent to the consummation of the Transaction, as set forth in the documentation relating thereto, shall have been satisfied, and not waived except with the consent of each Agent and the Required Lenders, to the satisfaction of each Agent and the Required Lenders. Each component of the Transaction shall have been consummated in accordance with the documentation therefor (or, in the case of the Refinancing, appropriate arrangements made therefor to the satisfaction of the Agents) and all applicable laws and otherwise consistent with the requirements therefor set forth in the Commitment Letter.

(ii)  All obligations of Parent, the Borrower and their respective subsidiaries with respect to the indebtedness being refinanced pursuant to the Refinancing shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, or appropriate arrangements therefor made, all to the reasonable satisfaction of the Agents.

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(iii) Parent shall have (x) received net cash proceeds of at least $75.0 million from the IPO and (y) after application of all or a portion of such net cash proceeds (as Parent may elect) to make payments owing in connection with the Transaction, contributed any remaining net cash proceeds from the IPO to the Borrower as a common equity contribution.

(iv) Parent and/or the Borrower, as applicable, shall have used all cash proceeds received from the financings described in clause (iii) above to make payments owing in connection with the Transaction before utilizing any proceeds of Loans for such purpose. The cash proceeds received from the IPO, when added to the aggregate principal amount of Initial Term Loans incurred on the Closing Date, shall be sufficient to effect the Recapitalization and to pay all of the fees and expenses incurred in connection with the Transaction.

(v)  After giving effect to the consummation of the Transaction, Parent and its subsidiaries shall have no outstanding preferred equity, indebtedness or contingent liabilities, except for (i) indebtedness incurred pursuant to the Credit Facilities and (ii) such other existing indebtedness and disclosed contingent liabilities, if any, as shall be permitted by the Agents and the Required Lenders (the “Existing Indebtedness”), and all stock of the Borrower shall be owned (directly or indirectly) by Parent free and clear of liens (other than those securing the Credit Facilities). If any Existing Indebtedness is permitted to remain outstanding after giving effect to the Transaction, all terms and conditions thereof shall be required to be satisfactory to the Agents and the Required Lenders in their sole discretion.

(vi) After giving effect to the Transaction, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement of Parent and its subsidiaries (including any such agreements in respect of Existing Indebtedness), subject to such exceptions as may be agreed upon.

(vii) All necessary governmental (domestic and foreign and local, state and federal) and third party approvals and/or consents in connection with the Transaction, the transactions contemplated by the Credit Facilities and otherwise referred to herein shall have been obtained and remain in effect. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the transactions contemplated by the Credit Facilities.

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(viii) Since December 31, 2004, nothing shall have occurred (and neither any Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known) which such Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(ix)   No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Credit Facilities or any documentation executed in connection therewith, or with respect to the Transaction, or which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(x)    All Loans and all other financings to the Borrower (and all guaranties thereof and security therefor), as well as the Transaction and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”).

(xi)   All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Agents and the Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due.

(xii) The Guaranties and Security Agreements required hereunder shall have been executed and delivered in form, scope and substance satisfactory to each Agent and the Required Lenders, and the Lenders shall have a first priority perfected security interest in all assets of the Borrower and the Guarantors as and to the extent required above.

(xiii) The Lenders shall have received (x) legal opinions from counsel (including, without limitation, corporate, New York and FCC and state regulatory counsel) covering matters acceptable to the Agents (including, without limitation, (I) a no-conflicts opinion as to Existing Indebtedness (if any) and certain other material contracts of Parent, the Borrower and their respective subsidiaries to be agreed and (II) compliance with the Margin Regulations applicable to Parent and its subsidiaries) and (y) a solvency certificate, in form and substance satisfactory to the Agents, from the chief financial officer of Parent.

(xiv) The Agents and the Lenders shall have received and be satisfied with detailed projected consolidated financial statements of Parent and its subsidiaries for the seven fiscal years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of Parent and its subsidiaries after

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giving effect to the Transaction and the related financing thereof, and (y) be prepared and approved by the Borrower.

(xv)  The Credit Facilities shall have obtained ratings (of any level) from Standard & Poor’s Ratings Services and Moody’s Investor’s Services, Inc., which ratings shall be in effect on the Closing Date.

(xvi) The commitments of DB, CITCS and CITCL under that certain commitment letter, dated February 3, 2005, among the Borrower, certain subsidiaries of Parent, DB, CITCS and CITCL (the “Second-Lien Financing Commitment Letter”) shall have been terminated and all costs, fees and expenses payable to DB, CITCS and CITCL pursuant to the Second-Lien Financing Commitment Letter and the related fee letter shall have been paid to the extent due.

(xvii) The Joint Book Runners shall have received satisfactory evidence that the Total Consolidated Indebtedness (to be defined on a basis satisfactory to the Joint Book Runners) of Parent and its subsidiaries (determined on a pro forma basis after giving effect to the Transaction) does not exceed 2.50 multiplied by Consolidated EBITDA (to be defined on a basis satisfactory to the Joint Book Runners) of Parent and its subsidiaries for the twelve month period ending on the last day of the month ending no more than 30 days prior to the Closing Date.

B.	To All Loans and Issuances of Letters of Credit

(i)    All representations and warranties shall be true and correct in all material respects on and as of the date of borrowing or issuance of a Letter of Credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date.

(ii)   No event of default under the Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the Credit Facilities, shall have occurred and be continuing, or would result from such borrowing or issuance.

Representations and Warranties:

Those representations and warranties which are usual and customary for these types of facilities, and such additional representations and warranties as the Agents shall deem appropriate in the context of the proposed Transaction.

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Covenants:

Those covenants usual and customary for these types of facilities, and such additional covenants as the Agents shall deem appropriate in the context of the proposed Transaction (with customary exceptions and baskets to be agreed upon). Special-purpose corporation covenants shall apply to Parent (subject to customary exceptions for maintenance of corporate existence and legal, accounting and administrative activities for public holding companies). Although the covenants have not yet been specifically determined, it is anticipated that the other covenants shall in any event include, but not be limited to:

(i) Limitations on other indebtedness (including contingent liabilities and seller notes).

(ii) Limitations on mergers and acquisitions and dispositions of assets.

(iii) Limitations on sale-leaseback transactions.

(iv)   Limitations on dividends and other restricted payments, provided that direct subsidiaries of Parent may pay cash dividends to Parent (and Parent may, in turn, pay regularly scheduled cash dividends to its shareholders generally) no more frequently than once per fiscal quarter of Parent (and no sooner than the 45th day following a given fiscal quarter end), so long as (i) no default or event of default then exists under the Credit Facilities or would exist immediately after giving effect to the respective dividend, (ii) Parent and its subsidiaries are in pro forma compliance with each of the financial covenants under the Credit Facilities (determined on a pro forma basis after giving effect to the payment of such dividends and the incurrence of any debt to finance the same), (iii) the aggregate amount of such dividends paid by direct subsidiaries of Parent (and, without duplication, Parent) in any period of four consecutive fiscal quarters shall not exceed $30.0 million, (iv) at the time of the payment of any such dividends, the aggregate amount of dividends then being paid by direct subsidiaries of Parent (and, in turn, by Parent) shall not exceed an amount equal to the sum of (I) the Available Excess Cash Flow (to be defined) for the period of four consecutive quarters of Parent then last ended plus (II) if the Available Excess Cash Flow for such period is not sufficient to pay the cash dividends contemplated to be paid by the direct subsidiaries of Parent (and Parent) in accordance with their established dividend policy, Consolidated Cash of the Borrower and the subsidiary Guarantors at such time (to be determined in accordance with GAAP), (v) immediately after giving effect to the respective dividend, Consolidated Cash of the Borrower and the subsidiary Guarantors shall equal or exceed $50.0 million and (vi) the Borrower shall have delivered an officer’s certificate demonstrating compliance with the foregoing, provided that

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notwithstanding the foregoing, in the event that the direct subsidiaries of Parent (and Parent) are prohibited from paying cash dividends in a given fiscal quarter of Parent as a result of the existence of a default or event of default under the Credit Facilities, the direct subsidiaries of Parent (and Parent) shall not be permitted to pay any cash dividends for a period of one fiscal quarter after all such defaults and/or events of default have been cured or waived.

(v) Limitations on voluntary prepayments of other indebtedness and amendments thereto, and amendments to organizational documents and other material agreements.

(vi) Limitations on transactions with affiliates and formation of subsidiaries.

(vii) Limitations on (x) investments (including joint ventures and partnerships) and (y) holding cash and cash equivalents in excess of an amount to be agreed at any time Revolving Loans and Swingline Loans are outstanding.

(viii) Maintenance of existence and properties; corporate separateness.

.	(ix) Limitations on liens.

(x) The following financial covenants:

(a) Maximum Total Debt to EBITDA Ratio of 3.50:1.00, with quarterly step-downs after the Closing Date to be determined;

(b) Maximum Senior Debt to EBITDA Ratio of 3.00:1.00, with quarterly step-downs after the Closing Date to be determined;

(c) Minimum Interest Coverage Ratio of 2.00:1.00, with quarterly step-ups after the Closing Date to be determined; and

(d) Minimum Fixed Charge Coverage Ratio of 1.10:1.00. [1]

(xi) Adequate insurance coverage.

(xii) ERISA covenants.

1 Definition of Fixed Charges to include consolidated interest expenses, taxes, required principal repayments and capital expenditures.

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(xiii) Financial reporting, notice of environmental, ERISA-related matters and material litigation and visitation and inspection rights.

(xiv) Compliance with laws, including environmental and ERISA.

(xv) Payment of taxes and other liabilities.

(xvi) Limitation on changes in nature of business.

(xvii) The obtaining of interest rate protection in amounts and for periods to be determined.

(xviii) Use of proceeds.

Events of Default:

Those events of default usual and customary for these types of facilities, and such additional events of default as are appropriate under the circumstances, including, without limitation, a change of control (to be defined to the satisfaction of the Agents) of Parent or the Borrower.

Indemnification:

The documentation for the Credit Facilities will contain customary indemnities for the Agents, the Lenders and their respective employees, agents and affiliates (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision).